Exhibit 4.2

AMENDMENT TO THE

ALERIS INTERNATIONAL, INC.

2004 EQUITY INCENTIVE PLAN

THIS AMENDMENT TO THE ALERIS INTERNATIONAL, INC. 2004 EQUITY INCENTIVE PLAN (the “Plan”) is made and entered into by Aleris International, Inc. (the “Company”).

WHEREAS, pursuant to Section 14 of the Plan, the Board of Directors of the Company (the “Board”) has power and authority to amend the Plan;

NOW, THEREFORE, effective as of                          , 2005, the Plan is amended as follows:

(1)	Section 2 of the Plan is hereby amended by adding the following:

2.3 Delegation. The Board or the Committee may delegate to one or more officers of the Company and its Subsidiaries or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any person to whom it has delegated duties or powers as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Board or the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Eligible Individuals to be recipients of Options or Awards; and (b) determine the size of any such Options or Awards; provided, however, (i) the Board or the Committee shall not delegate such responsibilities to any such officer for Options or Awards granted to an Employee that is considered an officer or director of the Company; (ii) the resolution providing such authorization sets forth the total number of Options or Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Options or Awards granted pursuant to the authority delegated.

(1)	Section 4.4 of the Plan is hereby amended in its entirety to read as follows:

4.4 Vesting. Subject to Section 4.9, and except as may be otherwise provided in an Agreement as permitted under this Section 4.4, each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may only accelerate the vesting of an Option upon the occurrence of certain well-defined circumstances, such as, a Change in Control, death, disability or retirement under normal Company rules and policies, provided that such acceleration is provided in the Agreement pursuant to which the Option was granted.

(2)	Section 5.3 of the Plan shall be amended in its entirety to read as follows:

5.3 Stock Appreciation Right Unrelated to an Option. The Committee may grant to Eligible Individuals Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 5.7), vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years; provided, however, that the Committee may provide that the Stock Appreciation Right may, upon the death of the Grantee, be exercised for up to one (1) year following the date of the Grantee’s death even if such period extends beyond ten (10) years from the date the Stock Appreciation Right is granted. Notwithstanding the foregoing, for Stock Appreciation Rights granted to Eligible Individuals outside the United States, the Committee has the authority to grant Stock Appreciation Rights that have a term greater than ten (10) years. Subject to Section 5.7, the vesting period of a Stock Appreciation Right unrelated to an Option may not be less than one (1) year from the date of grant. The Committee may only accelerate the vesting of a Stock Appreciation Right unrelated to an Option upon the occurrence of certain well defined circumstances, such as, a Change of Control, death, disability or retirement under normal Company rules and policies, provided that such acceleration is provided in the Agreement pursuant to which such Stock Appreciation Right is granted. The exercise price or manner in which the exercise price is to be determined for Stock Appreciation Rights unrelated to Options shall be determined by the Committee and set forth in the Agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value of a share on the date such Stock Appreciation Right is granted. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted by (b) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(3)	Section 7.1 of the Plan is hereby amended in its entirety to read as follows:

7.1 Grant; Minimum Vesting. The Committee may grant Awards to Eligible Individuals of Restricted Stock and Restricted Stock Units, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may, where applicable, require that an appropriate legend be placed on Share certificates. Restricted Stock and Restricted Stock Unit Awards granted under the Plan may not have a vesting period of less than three (3) years. Awards of Restricted Stock and Restricted Stock Units shall also be subject to the other terms and provisions set forth below in this Section 7.

(4)	Section 7.4(a) of the Plan is hereby amended in its entirety to read as follows:

(a) Generally. Restrictions upon Shares of Restricted Stock and Restricted Stock Units awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions; provided that, subject to Section 7.4(b) below, the Committee may only accelerate the lapse of restrictions as to Restricted Stock and Restricted Stock Unit Awards under certain well-defined circumstances, such as, a Change in Control, death, disability or retirement under normal Company rules and policies, provided that such acceleration is provided in the Agreement pursuant to which the Restricted Stock or Restricted Stock Unit Award was granted.

(5)	Section 8.1(a) of the Plan is hereby amended in its entirety to read as follows:

(a) Vesting and Forfeiture. Subject to Section 8.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle, except that the vesting period of Performance Units granted under the Plan shall not be less than one (1) year. The Committee may only accelerate the vesting of Performance Units upon the occurrence of certain well-defined circumstances, such as, a Change in Control, death, disability or retirement under normal Company rules and policies, provided that such acceleration is provided in the Agreement pursuant to which the Performance Units were granted.

(6)	Section 8.2(b) of the Plan is hereby amended in its entirety to read as follows:

(b) Lapse of Restrictions. Subject to Section 8.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted; provided however, that the vesting period of Performance Shares awarded under the Plan shall not be less than one (1) year. The Committee may only accelerate vesting of Performance Shares upon the occurrence of certain well-defined circumstances, such as, a Change in Control, death, disability or retirement under normal Company rules and policies, provided that such acceleration is provided in the Agreement pursuant to which the Performance Share was granted.

(7)	Section 9.1 of the Plan is hereby amended in its entirety to read as follows:

9.1 Share Awards. The Committee may grant a Share Award to any Eligible Individual on such terms and such conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company. Share Awards granted under the Plan may not have a vesting period of less than one (1) year. The Committee may only accelerate vesting of Share Awards upon the occurrence of certain well-defined circumstances, such as, a Change in Control, death, disability or retirement under normal Company rules and policies, provided that such acceleration is provided in the Agreement pursuant to which the Share Award was granted.

(8)	Section 9.2 shall be amended by adding the following:

(d) Vesting. Stock Units granted under the Plan may not have a vesting period of less than one (1) year. The Committee may only accelerate vesting of Stock Units may also accelerate upon the occurrence of certain well-defined circumstances, such as, a Change in Control, death, disability or retirement under normal Company rules and policies, provided that such acceleration is provided in the Agreement pursuant to which the Stock Unit was granted.